Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 (expected to be filed with the Securities and Exchange Commission on or about July 24, 2015) of Aethlon Medical, Inc. of our report dated June 25, 2015 relating to our audits of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California

July 24, 2015